Exhibit 10.17

INDUSTRIAL BUILDING LEASE

between

US INDUSTRIAL REIT II

A Texas real estate investment trust

as Landlord

and

DS DISTRIBUTION, INC.

A Delaware corporation

as Tenant

June 20, 2007

ARTICLE I	BASIC LEASE PROVISIONS	1
1.1	Premises	1
1.2	Building	1
1.3	Land	1
1.4	Property	1
1.5	Project	1
1.6	Rentable Square Feet (Foot) or Rentable Area	1
1.7	Term	1
1.8	Commencement Date	1
1.9	Expiration Date	1
1.10	Lease Year	1
1.11	Calendar Year	1
1.12	Basic Rent	1
1.13	Security Deposit	1
1.14	Interest Rate	1
1.15	Tenant’s Proportionate Share	1
1.16	Broker(s)	1
1.17	Guarantor(s)	1
1.18	Landlord’s Notice Address	1
1.19	Tenant’s Notice Address	2
1.20	Agents	2
1.21	Common Area	2
ARTICLE II.	PREMISES AND TERM	2
2.1	Premises	2
2.2	Commencement Date	2
2.3	Early Possession	2
ARTICLE III	BASE RENT AND GENERAL RENTAL PAYMENT PROVISIONS	2
3.1	Types of Rental Payments	2
3.2	Covenants Concerning Rental Payments	2
3.3	Net Lease	2
3.4	Security Deposit	2
ARTICLE IV	ADDITIONAL RENT	3
4.1	Additional Rent	3
4.2	Definitions	3
4.3	Expense Adjustment	3
4.4	Tenant’s Right to Audit	3
4.5	Sales or Excise Taxes	4
ARTICLE V	USE	4
5.1	Use of Premises	4
5.2	Operation of Tenant’s Business	4
5.3	Use of Common Areas	4
ARTICLE VI	CONDITION AND DELIVERY OF PREMISES	4
ARTICLE VII	SUBORDINATION; NOTICE TO SUPERIOR LESSORS AND MORTGAGEES	4
ARTICLE VIII	QUIET ENJOYMENT	4
ARTICLE IX	ASSIGNMENT, SUBLETTING AND MORTGAGING	5
9.1	Landlord’s Consent	5
9.2	Landlord’s Option to Recapture Premises	5
9.3	Distribution of Net Profits	5
9.4	Transfers to Related Entities	5
ARTICLE X	COMPLIANCE WITH LAWS	6
10.1	General Compliance	6
10.2	ADA Compliance	6
10.3	ISRA Compliance	6
ARTICLE XI	INSURANCE	7
11.1	Certain Insurance Risks	7
11.2	Tenant’s Insurance	7
11.3	Forms of the Policies	7
11.4	Waiver of Subrogation	8
11.5	Adequacy of Coverage	8
ARTICLE XII	ALTERATIONS	8
12.1	Procedural Requirements	8
12.2	Performance of Alterations	8
12.3	Lien Prohibition	8
ARTICLE XIII	LANDLORD’S AND TENANT’S PROPERTY	8
13.1	Landlord’s Property	8
13.2	Tenant’s Property	9
13.3	Removal of Tenant’s Property	9
ARTICLE XIV	REPAIRS AND MAINTENANCE	9
14.1	Tenant Repairs and Maintenance	9
14.2	Landlord Repairs	9
14.3	Tenant Equipment	9
ARTICLE XV	UTILITIES	9
15.1	Purchasing Utilities	9
15.2	Use of Electrical Energy by Tenant	9
ARTICLE XVI	INVOLUNTARY CESSATION OF SERVICES	9
ARTICLE XVII	LANDLORD’S RIGHTS	10
ARTICLE XVIII	NON-LIABILITY AND INDEMNIFICATION	10

18.1	Indemnification	10
18.2	Waiver and Release	10
18.3	Survival	10
ARTICLE XIX	DAMAGE OR DESTRUCTION	10
19.1	Damage to the Premises	10
19.2	Condemnation	10
ARTICLE XX	SURRENDER AND HOLDOVER	11
ARTICLE XXI	DEFAULT OF TENANT	11
21.1	Events of Default	11
21.2	Landlord’s Remedies	12
21.3	Mitigation of Damages	12
21.4	No Waiver	12
21.5	Late Payment	12
21.6	Waiver of Redemption	12
21.7	Landlord’s Lien	13
ARTICLE XXII	BROKER	13
ARTICLE XXIII	ESTOPPEL CERTIFICATES	13
ARTICLE XXVI	ENVIRONMENTAL	13
24.1	Hazardous Material	13
24.2	Definition	13
24.3	Tenant’s Liability	13
24.4	Landlord’s Liability	13
ARTICLE XXV	SIGNAGE	14
ARTICLE XXVI	MISCELLANEOUS	14
26.1	Merger	14
26.2	Notices	14
26.3	Non-Waiver	14
26.4	Parties Bound	14
26.5	Recordation of Lease	14
26.6	Survival of Obligations	14
26.7	Prorations	14
26.8	Governing Law; Construction	14
26.9	Time	15
26.10	Authority of Tenant	15
26.11	Security	15
26.12	Financial Reports	15
26.13	Rules and Regulations	15
26.14	Force Majeure	15
26.15	Waiver of Jury Trial	15
26.16	Attorneys’ Fees	15
26.18	Landlord’s Fees	15
26.19	Light, Air or View Rights	15
26.20	Counterparts	15
26.21	Nondisclosure of Lease Terms	16
26.22	Joint and Several Obligations	16
26.23	Notice of Lease Term Dates	16
26.24	Anti-Terrorism	16
CORPORATE GUARANTY - FORM

EXHIBIT A-1	DESCRIPTION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF LAND
EXHIBIT B-1	LANDLORD FORM OF WORK AGREEMENT
EXHIBIT B-2	TENANT FORM OF WORK AGREEMENT
EXHIBIT C	SECRETARY’S CERTIFICATE
EXHIBIT D	RULES AND REGULATIONS
EXHIBIT E	NOTICE OF LEASE TERM DATES
EXHIBIT F	GUARANTY

INDUSTRIAL BUILDING LEASE

THIS LEASE (the “Lease”), dated the 20th day of June, 2007 (“Date of Lease”) is entered into by and between DS DISTRIBUTION, INC., a Delaware corporation (“Tenant”) and US Industrial REIT II, a Texas real estate investment trust (“Landlord”).

I BASIC LEASE PROVISIONS

1.1 Premises. Approximately 85,080 Rentable Square Feet of space known as Suite 300 as outlined on Exhibit A-1 attached hereto and made a part hereof and located at the Building.

1.2 Building. The building containing approximately 385,884 Rentable Square Feet and located at 1130 Commerce Boulevard, Logan Township, New Jersey.

1.3 Land. The piece or parcel of land which comprises the Building, as more particularly described on Exhibit A-2 attached hereto and made a part hereof, and all rights, easements and appurtenances thereunto belonging or pertaining.

1.4 Property. The Building and the Land.

1.5 Project. The development known as LogistiCenter at Logan, consisting of the real property and all improvements built thereon, containing approximately 385,884 Rentable Square Feet.

1.6 Rentable Square Feet (Foot) or Rentable Area. The rentable area within the Premises, Building or Project deemed to be the amounts set forth in this Article I. Landlord and Tenant stipulate and agree that the Rentable Square Feet of the Premises, Building and Project are correct and shall not be remeasured.

1.7 Term. Forty-three (43) months, beginning on the Commencement Date and expiring on the Expiration Date, subject to adjustment as specified in Article II.

1.8 Commencement Date. August 1, 2007, subject to adjustment as specified in Article II (sometimes referred to herein as the “CD”).

1.9 Expiration Date. February 28, 2011.

1.10 Lease Year. Each consecutive 12 month period elapsing after: (i) the Commencement Date if the Commencement Date occurs on the first day of a month; or (ii) the first day of the month following the Commencement Date if the Commencement Date does not occur on the first day of a month. Notwithstanding the foregoing, the first Lease Year shall include the additional days, if any, between the Commencement Date and the first day of the month following the Commencement Date, in the event the Commencement Date does not occur on the first day of a month.

1.11 Calendar Year. For the purpose of this Lease, Calendar Year shall be a period of 12 months commencing on each January 1 during the Term, except that the first Calendar Year shall be that period from and including the Commencement Date through December 31 of that same year, and the last Calendar Year shall be that period from and including the last January 1 of the Term through the earlier of the Expiration Date or date of Lease termination.

1.12 Basic Rent. The amount set forth in the following schedule, subject to adjustment as specified in Article IV.

Month(s)	Approximate Annual Rent (RSF)		Monthly Basic Rent		Annual Basic Rent
CD-7/31/08	$4.25	*	$30,132.50	*	$361,590.00	**
8/1/08-7/31/09	$4.36		$30,912.40		$370,948.80
8/1/09-7/31/10	$4.47		$31,692.30		$380,307.60
8/1/10-2/28/11	$4.58		$32,472.20		$389,666.40	**

*	Provided that no Event of Default (as defined in Section 21 of the Lease) occurs under the Lease, the Basic Rent shall be abated for the first ninety (90) days following the Commencement Date (“Abatement Period”). All of the terms and conditions of the Lease shall remain in full force and effect during the foregoing Abatement Period, including the obligation to pay Additional Rent, if any. If any Event of Default occurs under the Lease, the Basic Rent abatement provided for herein shall immediately terminate

**	Annualized amount

1.13 Security Deposit. $     N/A

1.14 Interest Rate. The per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under “Money Rates” in the Wall Street Journal plus 3%, but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose, at Landlord’s reasonable discretion, a similarly published rate.

1.15 Tenant’s Proportionate Share. Tenant’s Proportionate Share of the Building is 22.04% (determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Building and multiplying the resulting quotient by one hundred and rounding to the second decimal place).

1.16	Broker(s).	Landlord’s	Tenant’s

		David Ricci	William A. R. Goodwin
		The Flynn Company	CB Richard Ellis
		1621 Wood Street	1800 JFK Blvd., 10th Floor
		Philadelphia, PA 19103	Philadelphia, PA 19103

1.17	Guarantor(s).	Drugstore.com, Inc., a Delaware corporation

1.18	Landlord’s Notice	9830 Colonnade Boulevard, Suite 600
	Address.	San Antonio, Texas 78230-2239
Attention: VP Real Estate Counsel
Attention: VP Portfolio Management

	With copies at the same time to.	US INDUSTRIAL REIT II

1.19	Tenant’s	411 108th Avenue NE, Suite 1400
	Notice Address.	Bellevue, WA 98004
Attention: Nathan Garnett, Associate General Counsel

1.20 Agents. Officers, partners, directors, employees, agents, licensees, contractors, customers and invitees; to the extent customers and invitees are under the principal’s control or direction.

1.21 Common Area. All areas from time to time designated by Landlord for the general and nonexclusive common use or benefit of Tenant, other tenants of the Property, and Landlord, including, without limitation, roadways, entrances and exits, loading areas, landscaped areas, open areas, park areas, service drives, walkways, common trash areas, vending or mail areas, common pipes, conduits, wires and appurtenant equipment within the Building, maintenance and utility rooms and closets, exterior lighting, exterior utility lines, and parking facilities.

II. PREMISES AND TERM

2.1 Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease.

2.2 Commencement Date. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date. Notwithstanding the foregoing, if Landlord is obligated to construct any improvements within the Premises then such construction shall be governed by the terms of the Work Agreement attached hereto as Exhibit B-1 and the date set forth as the Commencement Date in Section 1.8 shall instead be defined as the “Target Commencement Date” by which date Landlord will use reasonable efforts to Substantially Complete (as defined in Exhibit B-1) the Landlord Work (as defined in Exhibit B-1), and the actual Commencement Date shall be the date of Substantial Completion. In such event, the term length shall be adjusted so that the Expiratioin Date remains February 28, 2011. Presently, the anticipated Commencement Date is August 1, 2007 (the “Anticipated Commencement Date”). In the event the Landlord has been unable to Substantially Complete the Premises within ninety (90) days after the Anticipated Commencement Date through no delays on the part of Tenant, but subject to force majeure, Tenant shall have the right to terminate this Lease upon notice to Landlord, whereupon neither party shall have any further obligation to the other hereunder.

2.3 Early Possession. If Tenant takes possession of the Premises before the Commencement Date for the purposes of commencing business operations therein , such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (as defined in Article III) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant, Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant is in possession of the Premises for the sole purpose of: (i) performing improvements in accordance with the terms of the Work Agreement attached hereto as Exhibit B-2; or (ii) installing furniture, equipment or other personal property with the prior written approval of Landlord.

III BASIC RENT AND SECURITY DEPOSIT

3.1 Types of Rental Payments. “Rent” shall be and consist of (a) Basic Rent payable in monthly installments as set forth in Section 1.12, in advance, on the first day of each and every calendar month during the Term of this Lease; and (b) Additional Rent as defined in Section 4.1. Rent shall be paid electronically via automatic debit, ACH credit or wire transfer to such account as Landlord designates in writing to Tenant. Landlord may, in its sole discretion, designate an address for payment in lawful U.S. Dollars. The installment of the Basic Rent and Additional Rent payable for the first full calendar month of the Term shall be due and payable at the time of execution and delivery of this Lease. Notwithstanding anything contained herein to the contrary, the first month’s Basic Rent shall be applied to the fourth (4th) month of the Term in order to recognize the rent abatement as set forth in the Basic Lease Provisions.

3.2 Covenants Concerning Rental Payments. Tenant shall pay the Basic Rent and the Additional Rent promptly when due, without notice or demand therefor, and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct Basic Rent and/or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy in this Lease or at law. In addition, any such late Rent payment shall bear interest from the date such Rent became due and payable to the date of payment thereof by Tenant at the Interest Rate. Such interest shall be due and payable within five (5) days after written demand from Landlord.

3.3 Net Lease. It is intended that the Rent provided for in this Lease shall be an absolutely net return to Landlord for the Term of this Lease and any renewals or extensions thereof, free of any and all expenses or charges with respect to the Premises except for those obligations of Landlord expressly set forth herein.

3.4 Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord a security deposit of in the amount set forth in Section 1.13, in immediately available funds, which shall be held by Landlord without liability for interest and as security for the performance by Tenant of its obligations under this Lease. The Security Deposit is not advance payment of Basic Rent or Additional Rent or a measure or limit of Landlord’s damages upon an Event of Default (as such term is defined in Section 21.1 of this Lease). Landlord shall be entitled to commingle the Security Deposit with Landlord’s other funds. Landlord may, from time to time and without prejudice to any other remedy, use all or part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder. Tenant waives the provisions of any law, now or hereafter enforced, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the acts or omissions of Tenant or anyone acting by, through or under Tenant. Following any such application of the Security Deposit , Tenant shall pay to Landlord within ten (10) days after demand the amount so applied in order to restore the Security Deposit to its original amount. Within thirty (30) days after the Term ends, provided Tenant has performed all of its obligations hereunder, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

IV. ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the monthly Basic Rent, Tenant shall pay as “Additional Rent” the amounts determined pursuant to this Article IV and all other amounts payable by Tenant under this Lease. Without limitation on the other obligations of Tenant which shall survive the expiration or earlier termination of this Lease, the obligations of Tenant to pay the Rent incurred during the Term of this Lease shall survive the expiration or earlier termination of this Lease. For any partial Calendar Year, Tenant shall be obligated to pay only a pro rata share of the Additional Rent, equal to Additional Rent for such entire Calendar Year divided by 360, such quotient multiplied by the number of days of the Term falling within such Calendar Year.

4.2 Definitions. As used herein, the following terms shall have the following meanings:

(a) “Basic Costs” shall mean all expenses, costs and disbursements which Landlord shall pay or become obligated to pay because of, or in connection with, the normal commercial operation, maintenance and repair of the Building, including but not limited to (i) wages, salaries and fees of all personnel directly engaged in operating, maintaining or securing the Building, including taxes, insurance and benefits relating thereto; (ii) a management fee payable to Landlord or the company or companies managing the Building, not to exceed what is customary and reasonable in the Logan Township, New Jersey area; (iii) all supplies, tools, equipment and materials used directly in the operation and maintenance of the Building, including any lease payments therefor; (iv) cost of reasonable repairs and general maintenance, including but not limited to the parking lot, roof repairs and landscaping (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other parties, and alterations attributable solely to specific tenants of the Building); (v) reasonable legal expenses and accounting expenses incurred with respect to the Building; (vi) Taxes; (vii) cost of all maintenance and service agreements for the Building, and any equipment related thereto, including window cleaning and snow removal; (viii) premiums and deductibles paid for insurance relating to the Building, including, without limitation, fire and extended coverage, boiler, earthquake, windstorm, rental loss, and commercial general liability insurance; and (ix) capital improvements, except that Basic Costs for capital improvements shall be limited to (A) the cost during the Term of this Lease of any capital improvement which is reasonably intended to reduce any component cost included within Basic Costs as reasonably amortized by Landlord with interest on the unamortized amount at the Interest Rate , and (B) the cost of any capital improvements which are necessary to keep the Building or any part thereof in compliance with all governmental rules and regulations applicable thereto, provided the Project’s use remains an office and industrial complex, from time to time as reasonably amortized by Landlord with interest on the unamortized amount at the Interest Rate. Any capital improvement costs which are included in the term “Basic Costs” shall only be included to the extent any such costs are attributable, on a straight-line amortization (based on the life of the improvement for federal tax purposes), to the remaining portion of the Term of this Lease and any renewal or extension thereof.

(b) Exclusions from Basic Costs. The following items are specifically excluded from the definition of Basic Costs: (i) interest (except as otherwise allowed herein); (ii) depreciation; (iii) penalties and fines; (iv) marketing expenses and commissions; (v) costs of services or labor provided solely and directly to specific tenants at the Building, including, but not limited to tenant improvement costs; (vi) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (vii) general or special assessments levied against the owner of the Building for public improvements which are not currently due; (viii) capital improvements except as set forth in subparagraph (a) above; and (ix) leasing commissions.

(c) “Taxes” shall be defined as (i) all real property taxes and assessments levied by any public authority against the Property; (ii) all personal property taxes levied by any public authority on personal property of Landlord used in the management, operation, maintenance and repair of the Building, (iii) all taxes, assessments and reassessments of every kind and nature whatsoever levied or assessed in lieu of or in substitution for existing or additional real or personal property taxes and assessments on the Building, or (iv) amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits or any other purposes which are assessed, levied, confirmed, imposed or become a lien upon the Premises or Building or become payable during the Term. Further, for the purposes of this Article IV, Taxes shall include the reasonable expenses (including, without limitation, attorneys’ fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of such Taxes, regardless of the outcome of such challenge, and any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Notwithstanding the foregoing, Landlord shall have no obligation to challenge Taxes. If as a result of any such challenge, a tax refund is made to Landlord, then provided no monetary Event of Default exists under this Lease, the amount of such refund less the expenses of the challenge shall be deducted from Taxes due in the Calendar Year such refund is received. In the case of any Taxes which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law. Nothing contained in this Lease shall require Tenant to pay any franchise, gift, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources

4.3 Expense Adjustment. Commencing on the Commencement Date and continuing throughout the remainder of the Term, Tenant shall pay to Landlord as Additional Rent, on the first day of each calendar month, an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the total amount of the Basic Costs incurred with respect to each Calendar Year in the Term of this Lease (the total amount paid by the Tenant in each Calendar Year being referred to herein as the “Expense Adjustment Amount”). The Expense Adjustment Amount for each Calendar Year shall be estimated from time to time by Landlord and communicated by written notice to Tenant not more frequently than quarterly. Landlord shall cause to be kept books and records showing Basic Costs in accordance with an appropriate system of accounts and account practices consistently maintained. Within one hundred and twenty (120) days following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount which should have been paid by Tenant for such Calendar Year (the “Final Expense Amount”) to be computed on the basis of the actual Basic Costs for each Calendar Year, and Landlord shall deliver to Tenant a statement of such Final Expense Amount. If the Final Expense Amount exceeds the Expense Adjustment Amount, Tenant shall pay such deficiency within thirty (30) days after receipt of such statement. If the Expense Adjustment Amount exceeds the Final Expense Amount, then at Landlord’s option such excess shall be either credited against payments of Additional Rent next due or refunded by Landlord, provided no Tenant Event of Default exists hereunder. Delay in computation of the Final Expense Amount or any Expense Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord’s right to collect the Final Expense Amount or Expense Adjustment Amount, as the case may be.

4.4 Tenant’s Right to Audit. Tenant shall have a right, at Tenant’s sole cost and expense, to audit Landlord’s Final Expense Amount upon the following terms and conditions. Tenant shall notify Landlord in writing that it is exercising its right to audit within 90 days following delivery of the Final Expense Amount, indicating in such notice with reasonable specificity those cost components of the Final Expense Amount to be subject to audit. The audit shall take place at Landlord’s regional offices or, at Landlord’s option, the Building, at a time mutually convenient to Landlord and Tenant (but not later than 60 days after receipt of Tenant’s notice to audit). Except as Landlord may consent in writing, the audit shall be completed within 10 days after commencement. No copying of Landlord’s books or records will be allowed. The audit may be accomplished by either Tenant’s own employees with accounting experience reasonably sufficient to conduct such review, or a nationally or regionally recognized public accounting firm mutually acceptable to Landlord and Tenant that is engaged on either a fixed price or hourly basis. Under no circumstances shall Landlord be required to consent to an accounting firm that is also a tenant of Landlord (or any Landlord affiliate) in the Building or any building in the city or metropolitan area in which the Building is located. The records reviewed by Tenant shall be treated as confidential and prior to commencing the audit, Tenant and any other person which may perform such audit for Tenant, shall execute a Confidentiality Agreement in a form reasonably acceptable to Landlord. A copy of the results of the audit shall be delivered to Landlord within 30 days after the completion of the audit. If Landlord and Tenant determine that the Final Expense Amount for the Calendar Year is less than reported, Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payment of Basic Costs, or, in the event the Lease has expired or terminated and no monetary Event of Default exists, Landlord shall pay Tenant the total amount of such overpayment within 30 days. If Landlord and Tenant determine that the Final Expense Amount for the Calendar Year is more than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. Failure by Tenant to timely request an audit, or to timely deliver to Landlord the results of the audit, or to follow any of the procedures set forth in this Section 4.4 is deemed a waiver of the applicable audit right and any right to contest the Final Expense Amount for the applicable Calendar Year and is deemed acceptance of the Final Expense Amount for the applicable Calendar Year. Any audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any Rent due under the terms of the Lease. Tenant shall not be entitled to conduct such an audit if any monetary Event of Default exists under this Lease. No subtenant shall have any right to conduct an audit except for a permitted assignee or sublessee under Article IX of the Lease occupying the entire Premises and no assignee or sublessee shall conduct an audit for any period during which such assignee or sublessee was not in possession of the Premises or for any period in which Tenant has conducted an audit.

4.5 Sales or Excise Taxes. Tenant shall pay to Landlord, as Additional Rent, concurrently with payment of Basic Rent all taxes, including, but not limited to any and all sales, rent or excise taxes (but specifically excluding income taxes calculated upon the net income of Landlord) on Basic Rent, Additional Rent or other amounts otherwise benefiting Landlord, as levied or assessed by any governmental or political body or subdivision thereof against Landlord on account of such Basic Rent, Additional Rent or other amounts otherwise benefiting Landlord, or any portion thereof.

V. USE

5.1 Use of Premises. In accordance with the terms, covenants and conditions set forth in this Lease, and applicable governmental regulations, restrictions and permitting (without the necessity of obtaining any zoning changes, conditional use permits or other special use permits), solely for warehouse and general business office purposes and uses incidental thereto, but for no other purpose.

5.2 Operation of Tenant’s Business. If any governmental license or permit, other than a Certificate of Occupancy (if any is issued or required), shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant shall first provide Landlord with prior written notice and obtain Landlord’s consent thereto. Thereafter, at its expense, Tenant shall procure such license prior to the first day of the Term, and thereafter maintain and renew such license or permit. Tenant shall, at all times, comply with the terms and conditions of each such license or permit. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner which may (a) violate any Certificate of Occupancy for the Premises or for the Building; (b) cause, or be liable to cause injury to the Building or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies; (d) impair or tend to impair the character, reputation or appearance of the Project or the Building; (e) impair or tend to impair the proper and economic maintenance, operation, and repair of the Property and the Building and/or its equipment, facilities or systems; and (f) annoy or inconvenience other tenants or users of the Building and the Project, if any. Tenant shall take all substantial or non substantial actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Premises, including without limitation, the Occupational Safety and Health Act, and regulating Hazardous Materials (as such term is herein defined in Section 10.32). If the nature of Tenant’s use or occupancy of the Premises causes any increase in Landlord’s insurance premiums over and above those chargeable for the least hazardous type of occupancy legally permitted in the Premises, the Landlord will promptly give written notice of such increase to Tenant (which such notice shall include supporting documents evidencing such premium increase) and if Tenant fails to limit its use so as to negate such premium increase, Tenant will thereafter pay the resulting increase within ten (10) days after receipt of a statement from Landlord setting forth the amount thereof.

5.3 Use of Common Areas. Tenant and its employees and visitors shall have the non-exclusive right to use any Common Areas of the Property as constituted from time to time, subject to such reasonable rules and regulations governing the use as Landlord from time to time may prescribe.

VI. CONDITION AND DELIVERY OF PREMISES

Tenant hereby covenants and agrees that Tenant is familiar with the condition of the Property and the Premises and that Tenant is accepting the Premises on an “AS-IS,” “WHERE-IS” basis, and that Landlord is making absolutely no repairs, replacements or improvements of any kind or nature to the Premises or the Property in connection with, or in consideration of, this Lease, except for Landlord Work”, as set forth on Exhibit B-1. Landlord agrees to enforce, upon Tenant’s request, all manufacturer’s or contractor’s warranties given in connection with Landlord Work.

VII. SUBORDINATION; NOTICE TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT

This Lease is subject and subordinate to all ground or underlying leases and to any mortgage, deed of trust, security interest, or title retention interest affecting the Land, Building, Property or Project (the “Mortgage”) and to all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, in confirmation thereof, Tenant shall, within 10 days of receipt thereof, execute any instrument that Landlord or any holder of any note or obligation secured by a Mortgage (the “Mortgagee”) may request confirming such subordination. Notwithstanding the foregoing, before any foreclosure sale under a Mortgage, the Mortgagee shall have the right to subordinate the Mortgage to this Lease, and, in the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease. Tenant shall, upon the request of a Mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument that has for its purpose and effect the subordination of the lien of any Mortgage to this Lease or Tenant’s attornment to such Purchaser. Landlord shall use commercially reasonable efforts to obtain a Subordination Nondisturbance Agreement on behalf of Tenant

VIII. QUIET ENJOYMENT

So long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord, or any other person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to those of a Mortgage and to all laws, ordinances, orders, rules and regulations of any governmental authority. Landlord shall not be responsible for the acts or omissions of any other persons or third party that may interfere with Tenant’s use and enjoyment of the Premises.

IX. ASSIGNMENT, SUBLETTING AND MORTGAGING

9.1 Landlord’s Consent.

(a) Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be effected by operation of law or otherwise, without the prior written consent of Landlord, such consent not to be unreasonably withheld. A transfer at any one time or from time to time of a majority interest in Tenant (whether stock, partnership interest or other form of ownership or control) shall be deemed to be an assignment of this Lease, unless at the time of such transfer Tenant is an entity whose outstanding stock is listed on a recognized security exchange. Within 30 days following Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed assignment, sublease, or other encumbrance, together with all information required to be delivered by Tenant pursuant to the provisions of this Section 9.1, Landlord shall: (i) consent to such proposed transaction; (ii) refuse such consent; or (iii) elect to terminate this Lease in the event of an assignment, or in the case of a sublease, terminate this Lease as to the portion of the Premises proposed to be sublet in accordance with the provisions of Section 9.2. Any assignment, sublease or other encumbrance without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default hereunder. Without limiting other instances in which Landlord may reasonably withhold consent to an assignment or sublease, Landlord and Tenant acknowledge that Landlord may withhold consent (a) if an Event of Default exists under this Lease or if an Event of Default would exist but for the pendency of any cure periods provided under Section 21.1; or (b) if the proposed assignee or sublessee is: a governmental entity; a person or entity with whom Landlord has negotiated for space in the Project during the prior 6 months; a present tenant in the Project; a person or entity whose tenancy in the Project would violate any exclusivity arrangement which Landlord has with any other tenant; a person or entity of a character or reputation or engaged in a business which is not consistent with the quality of the Project; or not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord: (1) the name and address of the proposed assignee or subtenant; (2) a counterpart of the proposed agreement of assignment or sublease; (3) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (4) banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; (5) executed estoppel certificates from Tenant containing such information as provided in Article XXIV; and (6) any other information reasonably requested by Landlord.

(b) Notwithstanding that the prior express written permission of Landlord to any of the aforesaid transactions may have been obtained, the following shall apply:

(i) In the event of an assignment, contemporaneously with the granting of Landlord’s aforesaid consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties, and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefore along with Tenant.

(ii) All terms and provisions of the Lease shall continue to apply after any such transaction.

(iii) In any case where Landlord consents to an assignment, transfer, encumbrance or subletting, the undersigned Tenant and any guarantor shall nevertheless remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant, any guarantor and/or any assignee without demand upon or proceeding in any way against any other person. Neither the consent by Landlord to any assignment, transfer, encumbrance or subletting nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting.

(iv) Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums. Notwithstanding the foregoing, in the event that the rent due and payable by a sublessee under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the hereinabove provided Rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee, or other transferee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord such excess rent and other excess consideration in accordance with Section 9.3 within 10 days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case may be.

(v) Tenant shall pay Landlord a fee in an amount not to exceed $1,000.00 to reimburse Landlord for all its expenses under this Article IX for each proposed transaction, including, without limitation, reasonable attorneys’ fees.

9.2 Landlord’s Option to Recapture Premises. If Tenant proposes to assign this Lease, Landlord may, at its option, upon written notice to Tenant given within 30 days after its receipt of Tenant’s notice of proposed assignment, together with all other necessary information, elect to recapture the Premises and terminate this Lease. If Tenant proposes to sublease all or part of the Premises for a greater amount of Basic Rent than that being charged hereunder, Landlord may, at its option upon written notice to Tenant given within 30 days after its receipt of Tenant’s notice of proposed subletting, together with all other necessary information, elect to recapture such portion of the Premises as Tenant proposes to sublease and upon such election by Landlord, this Lease shall terminate as to the portion of the Premises recaptured. If a portion of the Premises is recaptured, the Rent payable under this Lease shall be proportionately reduced based on the square footage of the Rentable Square Feet retained by Tenant and the square footage of the Rentable Square Feet leased by Tenant immediately prior to such recapture and termination, and Landlord and Tenant shall thereupon execute an amendment to this Lease in accordance therewith. Landlord may thereafter, without limitation, lease the recaptured portion of the Premises to the proposed assignee or subtenant without liability to Tenant. Upon any such termination, Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease with respect to the recaptured portion of the Premises, except with respect to obligations or liabilities which accrue or have accrued hereunder as of the date of such termination (in the same manner as if the date of such termination were the date originally fixed for the expiration of the Term). Notwithstanding anything contained herein to the contrary, Landlord’s shall not have the option to recapture the Premises in the event Tenant proposes to sublease all or part of the Premises for an amount equal to or less than the amount of Basic Rent being charged hereunder or in the event of an assignment or sublease to a Related Entity.

9.3 Distribution of Net Profits. In the event that Tenant assigns this Lease or sublets all or any portion of the Premises during the Term to any entity, Landlord shall receive 75% of any “Net Profits” (as hereinafter defined) and Tenant shall receive 25% of any Net Profits received by Tenant from any such assignment or subletting. The term “Net Profits” as used herein shall mean such portion of the Rent payable by such assignee or subtenant in excess of the Rent payable by Tenant under this Lease (or pro rata portion thereof in the event of a subletting) for the corresponding period, after deducting from such excess Rent all of Tenant’s documented reasonable third party costs associated with such assignment or subletting, including, without limitation, broker commissions, attorney fees and any costs incurred by Tenant to prepare or alter the Premises, or portion thereof, for the assignee or sublessee.

9.4 Transfers to Related Entities. Notwithstanding anything in this Article IX to the contrary, provided no Event of Default exists under this Lease or would exist but for the pendency of any cure periods provided for under Section 21.1, Tenant may, without Landlord’s consent, but after providing written notice to Landlord and subject to the provisions of Section 9.1(b)(i-iii) , assign this Lease or sublet all or any portion of the Premises to any Related Entity (as hereinafter defined) provided that (i) such Related Entity is not a governmental entity or agency; (ii) such Related Entity’s use of the Premises would not cause Landlord to be in violation of any exclusivity agreement within the Project; and (iii) the net worth (computed in accordance with generally accepted accounting principles exclusive of goodwill) of the Guarantor is greater than or equal to the greater of (a) the net worth of Guarantor as of the Date of Lease; or (b) the net worth of the Guarantor immediately prior to such transfer, and proof satisfactory to Landlord that such net worth standards have been met shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction. “Related Entity” shall be defined as (a) any parent company, subsidiary, affiliate or related corporate entity of Tenant that controls, is controlled by, or is under common control with Tenant, or (b) an entity (i) resulting from the merger or consolidation of Tenant with or into such other entity or (ii) purchasing all or substantially all of the assets of Tenant.

X. COMPLIANCE WITH LAWS

10.1 General Compliance. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any governmental or administrative authority with respect to the Premises or the use or occupation thereof. Tenant shall, at Tenant’s expense, comply with all laws and requirements of any governmental or administrative authorities which shall impose any violation, order or duty on Landlord or Tenant arising from (a) Tenant’s particular use of the Premises; (b) the manner or conduct of Tenant’s business or operation of its installations, equipment or other property therein; (c) any cause or condition created by or caused by Tenant; (d) breach of any of Tenant’s obligations under this Lease, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen; and Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord by reason or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Article X. Nothing in this Article X shall make Tenant responsible for any structural repairs or improvements that are not specifically necessitated by the causes set forth in Clauses (a), (b), (c) or (d) of the immediately preceding sentence.

10.2 ADA Compliance. Notwithstanding any other statement in this Lease, the following provisions shall govern the parties’ compliance with the Americans With Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§12101, et seq. (the foregoing, together with any similar state statute governing access for the disabled or handicapped collectively referred to as the “ADA”):

(a) To the extent governmentally required as of the Commencement Date of this Lease, Landlord shall be responsible for the cost of compliance with Title III of the ADA, and such cost shall not be included as a Basic Cost of the Property, with respect to any repairs, replacements or alterations to the Common Areas of the Project. To the extent governmentally required subsequent to the Commencement Date of this Lease as a result of an amendment to Title III of the ADA or any regulation thereunder enacted subsequent to the Commencement Date of this Lease, Landlord shall be responsible for compliance with Title III of the ADA with respect to any repairs, replacements or alterations to the Common Area of the Property, and such expense shall be included as a Basic Costs of the Property. Landlord shall indemnify, defend and hold harmless Tenant and its Agents from all fines, suits, procedures, penalties, claims, liability, losses, expenses and actions of every kind, and all costs associated therewith (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or in any way connected with Landlord’s failure to comply with Title III of the ADA as required above.

(b) To the extent governmentally required, Tenant shall be responsible for compliance, at its expense, with Titles I and III of the ADA with respect to the Premises. Tenant shall indemnify, defend and hold harmless Landlord and its Agents from all fines, suits, procedures, penalties, claims, liability, losses, expenses and actions of every kind, and all costs associated therewith (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or in any way connected with Tenant’s failure to comply with Titles I and III of the ADA as required above.

10.3 ISRA Compliance.

(a) Tenant shall, at Tenant’s sole cost and expense, comply with the Industrial Site Recovery Act (N.J.S.A. 13:1k-6 et seq.), the regulations promulgated thereunder and any amending and successor legislation and regulations (collectively, “ISRA”). Tenant shall, at Tenant’s sole cost and expense, make all submissions to, provide all information to, and comply with all requirements of, the Industrial Site Evaluation Element or its successor (the “Element”) of the New Jersey Department of Environmental Protection or its successor (the “NJDEP”). Tenant’s obligations under Section 10.3 of this Lease shall arise if there is a closing of operations, a transfer of ownership or operations, or a change in ownership at or affecting the Premises pursuant to ISRA, whether triggered by Landlord or Tenant. Provided this Lease is not previously canceled or terminated by either party to this Lease or by operation of law, Tenant shall commence its submission to the Element in anticipation of the end of the Term no later than one year prior to the Expiration Date.

(b) For purposes of Section 10.3 of this Lease, “Environmental Documents” means, collectively, all environmental documentation concerning the Premises or its environs in the possession or under the control of Tenant, including, without limitation, all sampling plans, clean-up plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analyses, conclusions, quality assurance/quality control documentation, correspondence to or from the Element or any other municipal, county, state or federal governmental authority, submissions to the Element or any other municipal, county, state or federal governmental authority and directives, orders, approvals and disapprovals issued by the Element or any other municipal, county, state or federal governmental authority. During the Term and thereafter promptly after receipt by Tenant or Tenant’s representatives, Tenant shall deliver to Landlord all Environmental Documents concerning or generated by or on behalf of Tenant, whether currently or hereafter existing.

(c) At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord or NJDEP for preparation of a non-applicability affidavit, de minimus quantity exemption application, limited conveyance application or other submission and shall promptly sign such affidavits and submissions when requested by Landlord or NJDEP.

(d) Tenant shall notify Landlord in advance of all meetings scheduled between Tenant or Tenant’s representatives and NJDEP or any other environmental authority, and Landlord and Landlord’s representatives shall have the right, without the obligation, to attend and participate in all such meetings.

(e) Should Tenant’s operations at the Premises be outside of those industrial operations covered by ISRA, Tenant shall, at Tenant’s sole cost and expense, obtain a letter of non-applicability or de minimus quantity exemption from the Element prior to the Expiration Date and shall promptly provide Tenant’s submission and the Element’s exemption letter to Landlord. Should Tenant obtain a letter of non-applicability or a de minimus quantity exemption from the Element, then Tenant shall, at Landlord’s option, hire a consultant satisfactory to Landlord to undertake sampling at the Premises sufficient to determine whether fill materials, hazardous or toxic substances, pollutants or wastes exist or have been spilled, discharged or placed in, on, under or about the Premises during the Term. Tenant’s sampling shall also establish the integrity of all underground storage tanks at the Premises, if any. Should the sampling reveal any spill, discharge or placing of fill materials, or of hazardous or toxic substances, pollutants or wastes, in, on, under or about the Premises, then, at Tenant’s expense, prior to the Expiration Date or any earlier termination of the Term, Tenant shall promptly remediate the Premises in accordance with the terms and conditions of Section 10.3 of this Lease to the satisfaction of Landlord and NJDEP.

(f) Should the Element or any other division of NJDEP or other governmental authority determine that a remedial action workplan be prepared and that remediation be undertaken because fill materials, hazardous or toxic substances, pollutants or wastes exist, or have been spilled, discharged or placed in, on, under or about the Premises during the Term, at Tenant’s sole cost and expense, Tenant shall promptly prepare and submit a remedial action workplan and establish a remediation funding source, which plan and funding source shall be satisfactory to Landlord, and shall promptly implement the approved remedial action workplan to the satisfaction of Landlord. In no event shall Tenant’s remedial action involve engineering or institutional controls, including, without limitation, capping, deed notice, declaration of restriction or other institutional control notice pursuant to P.L. 1993, c.139, and notwithstanding NJDEP’s requirements, Tenant’s remedial action shall meet the most stringent NJDEP remediation standards for soil, surface water and groundwater. Promptly upon completion of all required investigatory and remedial activities, Tenant shall restore the affected areas of the Premises from any damage or condition caused by the work, including, without limitation, pursuant to law, the closing of any wells installed at the Premises and obtain a No Further Action Letter/Covenant Not To Sue Letter from NJDEP.

(g) If Tenant fails to obtain any of the following from the Element (any or all of such items described in clauses (i) through (iv) being sometimes hereinafter referred to as an “ISRA Clearance”): (i) a non-applicability letter; (ii) a de minimus quantity exemption; (iii) an unconditional approval of Tenant’s negative declaration; or (iv) a No Further Action Letter/Covenant Not To Sue Letter with respect to Tenant’s remedial action workplan; or fails to remediate the Premises pursuant to Section 10.3 of this Lease prior to the Expiration Date or any earlier termination of the Term, then upon the expiration or earlier termination of the Term, Landlord shall have the option either to consider this Lease as having ended or to treat Tenant as a holdover tenant in possession of the Premises. If Landlord considers this Lease as having ended, then Tenant shall nevertheless be obligated to promptly obtain ISRA Clearance or fulfill the obligations set forth in Section 10.3 of this Lease, as the case may be. If Landlord treats Tenant as a holdover tenant in possession of the Premises, then Tenant shall monthly pay to Landlord double the monthly Base Rent and Additional Rent which Tenant would otherwise have paid, until such time as Tenant obtains ISRA Clearance or fulfills its obligations under Section 10.3 of this Lease, as the case may be, and during the holdover period all of the terms of this Lease shall remain in full force and effect.

(h) Notwithstanding anything to the contrary set forth elsewhere in this Lease, including, without limitation, Article V of this Lease, the uses Tenant shall be permitted to make of the Premises shall be limited to operations having the following North American Industry Classification System (“NAICS”) numbers as defined by the most recent edition of the U.S. NAICS Manual prepared by the Office of Management and Budget’s Economic Classification Policy Committee and printed by the National Technical Information Service: 424210 (definition:             ). Except if and to the extent Tenant obtains Landlord’s prior written consent thereto (which prior written consent of Landlord may be withheld by Landlord in Landlord’s sole and absolute discretion) and Landlord and Tenant execute and deliver such amendments to this Lease relating thereto as shall be deemed necessary, in form and substance and in all other respects by Landlord, in Landlord’s sole and absolute discretion, Tenant shall make no use of the Premises other than as prescribed by Article V and Section 10.3(h) of this Lease.

(i) Tenant’s obligations contained in Section 10.3 of this Lease shall survive the Expiration Date or any earlier termination of this Lease. Tenant’s failure to abide by the terms of Section 10.3 of this Lease shall be restrainable by injunction.

XI. INSURANCE

11.1 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises, the Property or the Project which would: (i) jeopardize or be in conflict with fire insurance policies covering the Project, and fixtures and property in the Property; or (ii) increase the rate of fire insurance applicable to the Project to an amount higher than it otherwise would be for general business office and warehouse use of the Project; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted upon the Property.

11.2 Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain:

(a) Property insurance coverage at least equal to ISO Special Form causes of loss with respect to the Building, its equipment and common area furnishings, and leasehold improvements in the Premises to the extent of any initial build out of the Premises by the Landlord;

(b) Bodily injury and property damage insurance; and

(c) Such other insurance as Landlord reasonably determines from time to time.

The insurance coverages and amounts in this Section 11.2 will be determined by Landlord in an exercise of its reasonable discretion.

11.3 Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be on an occurrence commercial general liability ISO standard or equivalent form including contractual liability coverage and personal liability insurance, on a claims made basis, of not less than $1,000,000. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord’s management company;

(b) Insurance covering all of Tenant’s furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Tenant’s business and found in, on or about the Property, and any leasehold improvements to the Premises in excess of any initial build-out of the Premises by the Landlord, in an amount not less than the full replacement cost. Property forms will provide coverage on an open perils basis insuring against “all risks of direct physical loss” excluding earthquake and flood. All policy proceeds will be used for the repair or replacement of the property damaged or destroyed, however, if this Lease ceases under the provisions of Article XIX, Tenant will be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery and equipment, stock and any other personal property;

(c) Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including employer’s liability insurance in the limit of $1,000,000 aggregate;

(d) If Tenant operates owned or leased vehicles on the Property, commercial automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage;

(e) Umbrella liability insurance in excess of the underlying coverage listed in paragraphs (a), (c) and (d) above, with limits of not less than $2,000,000 per occurrence/$2,000,000 aggregate;

(f) Loss of income and extra expense insurance and contingent business income insurance in amounts as will reimburse Tenant for direct or indirect loss of earning attributable to all perils insured against under the ISO Causes of Loss-Special Form Coverage excluding earthquake and flood. Such insurance shall provide for an extended period of indemnity to be not less than one hundred and eighty (180) days; and

(g) All insurance required under this Article XI shall be issued by such good and reputable insurance companies qualified to do and doing business in the state in which the Premises are located and having a rating not less than A:VIII as rated in the most current copy of Best’s Insurance Report in the form customary to this locality.

11.4 Forms of the Policies. Landlord, Landlord’s management company and such other parties as Landlord shall designate to Tenant who have an insurable interest in the Premises or Property shall be (i) named as additional insured with respect to the coverages provided for under Section 11.3 (a), (c), (d) and (e) (other than Worker’s Compensation), and (ii) as loss payees as their interest may appear with respect to the coverage provided under Section 11.3 (b). Certificates of insurance together with copies of the policies and any endorsements naming Landlord, Landlord’s management company, and any others specified by Landlord as additional insureds or loss payee (as the case may be) will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least thirty (30) days prior to the expiration of the term or reduction in coverage of each such policy. Each certificate of insurance required hereunder will specifically provide that at least thirty (30) days prior written notice of cancellation will be given to Landlord and Landlord’s Mortgagee. All policies required to be maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. Commercial general liability insurance required to be maintained by Tenant by this Article XI will not be subject to a deductible of more than $1,000. In the event Tenant fails to purchase and maintain any of the insurance required hereunder, Landlord reserves the right, but not the obligation, to purchase such insurance on behalf of Tenant, and at Tenant’s expense, with any expenses incurred by Landlord in connection therewith being reimbursed to Landlord by Tenant within thirty (30) days of written demand thereof.

11.5 Waiver of Subrogation. Landlord and Tenant each waive and shall cause their respective insurance carriers to waive any and all rights to recover against the other or against the Agents of such other party for any loss or damage to such waiving party (including deductible amounts) arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article XI or any other property insurance actually carried by such party to the extent of the limits of such policy. Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord and Landlord’s management company such a waiver of claims and to obtain such waiver of subrogation rights endorsements

11.6 Adequacy of Coverage. Landlord and its Agents make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article XI are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense. Furthermore, in no way does the insurance required herein limit the liability of Tenant assumed elsewhere in the Lease.

XII. ALTERATIONS

12.1 Procedural Requirements. Tenant may, from time to time, at its expense, make such alterations, additions, or improvements (hereinafter collectively referred to as “Alterations”) in and to the Premises, excluding any initial leasehold improvements which shall be governed by the provisions of Exhibit B, as Tenant may reasonably consider necessary for the conduct of its business in the Premises; provided, however, that the written consent of the Landlord is first obtained. Landlord’s consent shall not be unreasonably withheld to Alterations, provided that: (a) the exterior of the Building shall not be affected; (b) the Alterations are non-structural and the structural integrity of the Building shall not be affected; (c) the Alterations are to the interior of the Premises and no part of the Building (including the roof) outside of the Premises shall be affected; (d) the proper functioning of the mechanical, electrical, sanitary and other service systems of the Building shall not be affected and the usage of such systems by Tenant shall not be increased; (e) Tenant shall have appropriate insurance coverage reasonably satisfactory to Landlord regarding the Alterations; (f) the Alterations do not require the issuance of a building permit and (g) before proceeding with any Alterations, Tenant shall submit to Landlord for Landlord’s approval, plans and specifications for the work to be done and Tenant shall not proceed with such work until Tenant has received said approval (which Landlord shall either give or deny within thirty (30) days of receipt of Tenant’s plans and specifications). Tenant shall obtain and deliver to Landlord (if so requested) either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the state in which the Project is located) each in an amount equal to one hundred twenty-five percent (125%) of the estimated cost of the Alterations and in form satisfactory to Landlord, or (ii) such other security as shall be reasonably satisfactory to Landlord.

12.2 Performance of Alterations. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for the final approval thereof upon completion, and shall cause the Alterations to be performed in compliance therewith and in compliance with all applicable laws and requirements of public authorities, including without limitation, Titles I and III of the ADA, the OSHA General Industry Standard (29 C.F.R. Section 1910.1001, et seq.) and the OSHA Construction Standard (29 C.F.R. Section 1926.1001, et seq.), all entities holding Mortgages on the Building and with Landlord’s rules and regulations or any other restrictions Landlord may impose on the Alterations. Tenant shall not commence any Alterations without having first demonstrated, to Landlord’s satisfaction, that all such permits and certificates have been obtained. The Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Building established by Landlord. Alterations shall be performed by contractors first approved by Landlord, and Tenant’s Agents shall work in harmony, and not interfere with, Landlord and its Agents or with any other tenants or occupants of the Building. Tenant shall, and hereby does, indemnify, defend, and hold Landlord harmless from any and all claims, damages or losses, of any nature (including reasonable fees of attorneys of Landlord’s choosing), suffered by Landlord, whether directly or indirectly, as a result of, or due to, or arising from, the performance of any Alterations by, or on behalf of, Tenant. Alterations shall be performed in such manner so as to not unreasonably interfere with or delay and so as not to impose any additional expense upon Landlord in the construction, maintenance, repair or operation of the Building; and if any such expense is incurred by Landlord, Tenant shall pay the same upon demand. Tenant acknowledges that if any Alterations commenced or performed in violation of any provision of this Article XII shall cause Landlord irreparable injury, Landlord shall have the right to enjoin any such violations by injunction or other equitable relief.

12.3 Lien Prohibition. Tenant shall not permit any mechanics’ or materialmens’ liens to attach to the Premises, the Property, the Project, Tenant’s leasehold estate or any of them. Tenant shall and hereby does defend, indemnify, and hold Landlord harmless from and against any and all mechanics’ and other liens and encumbrances filed in connection with Alterations or any other work, labor, services, or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles installed in and constituting a part of the Premises and against all costs, expenses, and liabilities (including reasonable fees of attorneys of Landlord’s choosing) incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within ten (10) days after the filing thereof. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord for all costs and expenses incurred in connection therewith, together with interest thereon at the Interest Rate set forth in Section 1.14 above, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises, the Property, the Project, Tenant’s leasehold estate or any of them.

XIII. LANDLORD’S AND TENANT’S PROPERTY

13.1 Landlord’s Property. All fixtures, machinery, equipment, improvements and appurtenances to, or built into, the Premises after the Commencement Date, whether or not placed there by, or at the expense of, Tenant shall be and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant unless Landlord requests their removal, in which event Tenant shall, on or before the Expiration Date or earlier termination of this

Lease, remove the designated items, repair any damage to the Premises or Building resulting from such removal, and restore the Premises to the condition existing as of the Commencement Date. Removal of any initial leasehold improvements to the Premises shall be governed by the provisions of Exhibit B. Further, any personal property in the Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain the property of the Landlord and shall not be removed by Tenant. Any flooring in the Premises during the Term shall be and remain the property of Landlord and shall not be removed or replaced without the prior written consent and approval by Landlord.

13.2 Tenant’s Property. All movable business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to, or built into, the Premises, which are installed in the Premises by, or for the account of, Tenant without expense to Landlord and which can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises shall be and shall remain the property of Tenant (the “Tenant’s Property”) and may be removed by Tenant at any time during the Term, provided no Tenant Event of default exists hereunder. In the event Tenant’s Property is so removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof and restore the Premises to the condition existing as of the Commencement Date.

13.3 Removal of Tenant’s Property. At or before the Expiration Date, or the date of any earlier termination hereof, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property, and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property and restore the Premises to the condition existing as of the Commencement Date, reasonable wear and tear excepted. Any items of Tenant’s Property which shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense. Notwithstanding the foregoing, if a Tenant Event of Default exists under the terms of this Lease, Tenant shall only remove Tenant’s property from the Premises upon the express, written direction of Landlord.

XIV. REPAIRS AND MAINTENANCE

14.1 Tenant Repairs and Maintenance. Except with respect to Landlord’s obligations set forth in Section 14.2 below, Tenant, at its sole cost and expense, throughout the Term of this Lease, shall take good care of the Premises, and shall keep the same in good, first class order, condition and repair, and shall make and perform all routine maintenance thereof, including janitorial maintenance, and all necessary repairs, ordinary and extraordinary, foreseen and unforseen, of every nature, kind and description. As used herein, “repairs” shall include all necessary replacements, restorations, renewals, alterations, additions and betterments to the Premises. All repairs made by Tenant shall be at least the quality and cost of the original work and shall be made by Tenant in accordance with all laws, ordinances and regulations whether heretofore and hereafter enacted. The necessity for or adequacy of maintenance and repairs shall be measured by the standards which are appropriate for improvements of similar construction and class, provided that Tenant shall in any event make all repairs necessary to avoid any damage or injury to the improvements. Throughout the Term of this Lease, Tenant will maintain (a) a maintenance contract for servicing of the HVAC system with a servicer reasonably acceptable to Landlord, and (b) maintenance logs on site and will cause the personnel engaged in the maintenance of the Premises to make timely and detailed entries in those logs so that the logs at all times accurately reflect the maintenance activity performed with respect to the Premises and its Building systems. Landlord’s representatives may inspect and copy those logs at any reasonable time after reasonable notice has been given to Tenant. Landlord will have the right to cause the maintenance of the Premises to be reviewed and the Premises inspected annually (or more frequently if Landlord determines that it is prudent to do so) by a qualified engineer or property manager consultant of Landlord’s choosing, to determine whether Tenant is maintaining the Premises in accordance with this Section 14.1 and, if it is determined that Tenant has not maintained the Premises as herein required, Tenant will reimburse Landlord for the cost of repairing the Premises and for the fees and expenses of such engineer or consultant within thirty (30) days after Landlord’s demand. Tenant will cooperate with the engineer or consultant in its performance of such review and inspection. Except with respect to the maintenance contract for the servicing of the HVAC system, Tenant may fulfill it maintenance and repair obligations under this Section 14.1 at its option either through the use of its employees or through the use of Agents . Notwithstanding the above, Landlord may enter into a master service agreement for HVAC maintenance with respect to the Property and Tenant shall pay its Proportionate Share of such cost in accordance with the provisions of Article IV.

14.2 Landlord Repairs. Landlord shall keep in good repair, (i) the structural portions of the foundation and exterior walls (exclusive of all glass and all exterior doors) of the Building; (ii) the roof of the Building; and (iii) the outside Common Areas of the Property, including the parking lots, landscaping and underground utility and sewer pipes outside the exterior walls of the Building, if any. All such repairs shall be at Landlord’s sole cost and expense, except that the cost of such items shall be a Basic Cost to the extent permitted by the provisions of Article IV. Notwithstanding the foregoing, the cost of repairs referenced in this Section 14.2 rendered necessary by the negligence or willful misconduct of Tenant or Tenant’s Agents or as a result of Tenant’s failure to use the Premises in accordance with the terms of Article V of this Lease, shall be reimbursed by Tenant to Landlord within thirty (30) days of Landlord’s written demand. Tenant hereby waives any right to make repairs and deduct the expenses of such repairs from the Basic Rent or Additional Rent due under the Lease.

14.3 Tenant Equipment. Tenant shall not place a load upon any floor of the Premises which exceeds either the load per square foot which such floor was designed to carry or which is allowed by law. Business machines and mechanical equipment belonging to Tenant which cause noise or vibrations that may be transmitted to the structure of the Building or to the Premises to such a degree as to be objectionable to Landlord shall, at the Tenant’s expense, be placed and maintained by Tenant in settings of cork, rubber or spring-type vibration eliminators sufficient to eliminate such noise or vibration.

XV. UTILITIES

15.1 Purchasing Utilities. Tenant shall purchase all utility services including, but not limited to, fuel, water, sewerage and electricity, from the utility or municipality providing such service, shall provide for cleaning and extermination services, and shall pay for such services when payments therefor are due. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services.

15.2 Use of Electrical Energy by Tenant. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of (i) any of the electrical conductors and equipment in or otherwise serving the Premises; or (ii) the Building’s HVAC system. In order to insure that such capacity is not exceeded and to avert possible adverse effects upon the Building’s electric service, Tenant shall not, without Landlord’s prior written consent in each instance, make any material alteration or addition to the electrical system of the Premises existing as of the Commencement Date.

XVI. INVOLUNTARY CESSATION OF SERVICES

Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of the heating, air conditioning, electric, sanitary, elevator, or other Building systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary, by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord in good faith deems necessary, or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord shall have no liability or responsibility for a cessation of services to the Premises or in the Building which occurs as a result of causes beyond Landlord’s control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease including the obligation to pay Rent. Notwithstanding the foregoing, (i) if any interruption of utilities or services required to be provided by Landlord under this Lease shall continue for five (5) business days after written notice from Tenant to Landlord; and (ii) such interruption of utilities or services shall render any portion of the Premises unusable for the normal conduct of Tenant’s business and Tenant, in fact, ceases to use and occupy such portion of the Premises for the normal conduct of its business; and (iii) such interruption of utilities or services is due to the negligence or willful misconduct of Landlord; then all Rent payable hereunder with respect to such portion of the Premises rendered unusable for the normal conduct of Tenant’s business in which Tenant, in fact, ceases to use and occupy, shall be abated after the expiration of such five (5) business day period, in the event such utilities or services are not restored, and continue until such time that the utilities or services are restored.

XVII. LANDLORD’S RIGHTS OF ACCESS

Landlord and its Agents shall have the right to enter and/or pass through the Premises at any time or times upon reasonable notice (except in an emergency in which case no notice shall be required) (a) to examine the Premises and to show them to actual and prospective Mortgagees, or prospective purchasers or Mortgagees of the Building; and (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Building or its facilities and equipment as Landlord is required or desires to make; provided, however, that Landlord shall use reasonable efforts to avoid disturbing Tenant, Tenant’s employees and Tenant’s business operations. Landlord shall be allowed to take all materials into and upon the Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder. During the period of twelve (12) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises), Landlord and its Agents may exhibit the Premises to prospective tenants.

XVIII. LIABILITY AND INDEMNIFICATION OF LANDLORD

18.1 Indemnification. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant will neither hold nor attempt to hold Landlord, its Agents or Mortgagee liable for, and Tenant will indemnify, hold harmless and defend (with counsel reasonably acceptable to Landlord) Landlord, its Agents and Mortgagee, from and against, any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or its Agents; (ii) any activity, work or thing done, permitted or suffered by Tenant or its Agents in or about the Premises or the Project; (iii) any acts, omissions or negligence of Tenant or its Agents; (iv) any breach, violation or nonperformance by Tenant or its Agents of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (v) any injury or damage to the person, property or business of Tenant or its Agents.

18.2 Waiver and Release. Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant covenants and agrees that Landlord, its Agents and Mortgagee will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage (including consequential damages) to persons, property or Tenant’s business occasioned by (i) any act or omission of Landlord or its Agents; (ii) any acts or omissions, including theft, of or by any other tenant, occupant or visitor of the Project; or (iii) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or any other portion of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Tenant agrees to give prompt notice to Landlord upon the occurrence of any of the events set forth in this Section 18.2 or of defects in the Premises or the Building, or in the fixtures or equipment.

18.3 Survival. The covenants, agreements and indemnification obligations under this Article XVIII will survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification obligations are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

XIX. DAMAGE OR DESTRUCTION

19.1 Damage to the Premises. If the Premises or the Building shall be damaged by fire or other insured cause, Landlord shall within one hundred and eighty (180) days after such damage occurs (taking into account the time necessary to effect a satisfactory settlement with any insurance company involved) repair such damage at the expense of Landlord; provided, however, that Landlord’s obligation to repair such damage shall not exceed the proceeds of insurance available to Landlord (reduced by any proceeds retained pursuant to the rights of Mortgagee). Notwithstanding the foregoing, if the Premises or the Building are damaged by fire or other insured cause to such an extent that, in Landlord’s reasonable judgment, the damage cannot be substantially repaired within 180 days after the date of such damage, or if the Premises are substantially damaged during the last Lease Year, then: (i) Landlord may terminate this Lease as of the date of such damage by written notice to Tenant; or (ii) Tenant may terminate this Lease as of the date of such damage by written notice to Landlord within 10 days after (a) Landlord’s delivery of a notice that the repairs cannot be made within such 180-day period (Landlord shall use reasonable efforts to deliver to Tenant such notice within 60 days of the date of such damage or casualty); or (b) the date of damage, in the event the damage occurs during the last year of the Lease. Rent shall be apportioned and paid to the date of such damage.

During the period that Tenant is deprived of the use of the damaged portion of the Premises (but is able to conduct business from the rest of the Premises), Basic Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the Rentable Square Footage of the Premises damaged bears to the total Rentable Square Footage of the Premises before such damage. All injury or damage to the Premises or the Building resulting from the gross negligence or willful misconduct of Tenant or its Agents shall be repaired by Landlord, at Tenant’s expense, and Rent shall not abate nor shall Tenant be entitled to terminate the Lease. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace, or repair any of the following: (i) specialized Tenant improvements as reasonably determined by Landlord; (ii) Alterations; or (iii) Tenant’s Property.

19.2 Condemnation. If any of the Premises, 20% or more of the Building or 30% or more of the Land shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), then the Term shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and Rent shall be prorated to the date when title vests in such governmental or quasi-governmental authority. If less than 20% of the Building (none of which is within the Premises) and less than 30% of the Land is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), this Lease shall continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) as a result of such taking, and Tenant hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant’s Property (other than its leasehold interest in the Premises) which does not, under the terms of this Lease, become the property of Landlord at the termination hereof, as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord’s award. Tenant hereby assigns to Landlord any right and interest it may have in any award for its leasehold interest in the Premises.

XX. SURRENDER AND HOLDOVER

On the Expiration Date, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of the Tenant’s Property therefrom, except as otherwise expressly provided in this Lease. In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a tenant-at-will pursuant to the terms and provisions of this Lease, except the daily Basic Rent shall be one hundred and fifty (150%) percent of the daily Basic Rent during the first two (2) months following the Expiration Date and thereafter at twice the daily Basic Rent in effect on the Expiration Date or earlier termination of this Lease (computed on the basis of a thirty (30) day month) . Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises by any legal process provided under applicable state law. If Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all damages, including, without limitation, special or consequential damages, that Landlord suffers from the holdover.

XXI. DEFAULT OF TENANT

21.1 Events of Default. Each of the following shall constitute an Event of Default: (i) Tenant fails to pay Rent within 3 days after notice from Landlord; provided that no such notice shall be required if at least two such notices shall have been given during the previous twelve (12) months; (ii) Tenant fails to observe or perform any other term, condition or covenant herein binding upon or obligating Tenant within 15 days after notice from Landlord; provided, however, that if Landlord reasonably determines that such failure cannot be cured within said 15-day period, then Landlord may in its reasonable discretion extend the period to cure the default for up to an additional 15 days provided Tenant has commenced to cure the default within the 15-day period and diligently pursues such cure to completion (notwithstanding the foregoing, if Landlord provides Tenant with notice of Tenant’s failure to observe or perform any term, condition or covenant under this Subsection (ii) on 2 or more occasions during any 12 month period, then Tenant’s subsequent violation shall, at Landlord’s option, be deemed an Event of Default immediately upon the occurrence of such failure, regardless of whether Landlord provides Tenant notice, or Tenant has commenced the cure of the same); (iii) Tenant abandons or vacates the Premises or fails to take occupancy of the Premises within 90 days after the Commencement Date; (iv) Tenant fails to execute and return a subordination agreement or estoppel within the time periods provided for in Article VII or Article XXIII; (v) Tenant or any Guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises for all or substantially all of Tenant’s or Guarantor’s assets is appointed, or Tenant or Guarantor hereafter files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or Guarantor and is not discharged by Tenant or Guarantor within 60 days; or (vi) Tenant fails to immediately remedy or discontinue any hazardous conditions which Tenant has created or permitted in violation of law or of this Lease. Any notice periods provided for under this Section 21.1 shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

21.2 Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, may, in addition to all other rights and remedies provided in this Lease, at law or in equity, elect one or more of the following remedies:

(a) Terminate this Lease, or terminate Tenant’s right of possession to the Premises without terminating this Lease, and with or without reentering and repossessing the Premises. Upon any termination of this Lease, or upon any termination of Tenant’s right of possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord. If Tenant fails to surrender possession and vacate the Premises, Landlord and its Agents shall have full and free license to enter into and upon the Premises with or without process of law for the purpose of repossessing the Premises, removing Tenant and removing, storing or disposing of any and all Alterations, signs, personal property, equipment and other property therefrom. Landlord may take these actions without (i) being deemed guilty of trespass, eviction or forcible entry or detainer, (ii) incurring any liability for any damage resulting therefrom, for which Tenant hereby waives any right to claim, (iii) terminating this Lease (unless Landlord intends to do so), (iv) releasing Tenant or any guarantor, in whole or in part, from any obligation under this Lease or any guaranty thereof, including, without limitation, the obligation to pay Rent or Damages (as defined herein) or (v) relinquishing any other right given to Landlord hereunder or by operation of law;

(b) Recover unpaid Rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession and/or pursuant to the holdover provisions of Article XX, Rental Deficiency (as defined herein) and/or any Damages (as defined herein). “Rental Deficiency” is defined as a contractual measure of damages for Tenant’s non-payment of Rent measured by either the (i) “Actual Rental Deficiency”, which means the difference (never less than zero) between (A) the Basic Rent due for, and other Rent allocable under this Lease to, each calendar month beginning with the first month with respect to which Landlord receives rent from reletting the Premises and (B) the proceeds, if any, that Landlord actually collects from any substitute tenant for any part of the Premises in each corresponding month in which the Term and the term of the substitute tenant’s lease overlap; or (ii) “Market Rental Deficiency”, which is the present value (determined using a discount rate of seven percent [7%] per annum) of the difference (never less than zero) between (A) the total Rent which would have accrued to Landlord under this Lease for the remainder of the Term of this Lease (or such portion of the Term in which Landlord elects to recover this damage measure), if the terms of this Lease had been fully complied with by Tenant, and (B) the total fair market rental value of the Premises for the remainder of the Term of the Lease (or such portion of the Term in which Landlord elects to recover this damage measure). In determining the Market Rental Deficiency, the total fair market rental value will be the prevailing market rate for full service base rent for tenants of comparable quality for leases in buildings of comparable size, age, use location and quality in the marketplace in which the Project is located, taking into consideration the extent of the availability of space as large as the Premises in the marketplace. “Damages” shall mean all actual, incidental, and consequential damages, court costs, interest and attorneys’ fees arising from Tenant’s breach of the Lease, including, without limitation, (i) reletting costs, including, without limitation, the cost of restoring the Premises to the condition necessary to rent the Premises at the prevailing market rate, normal wear and tear excepted (including, without limitation, cleaning, decorating, repair and remodeling costs), brokerage fees, legal fees, advertising costs and the like); (ii) Landlord’s cost of recovering possession of the Premises; (iii) the cost of removing, storing and disposing of any of Tenant’s or other occupant’s property left on the Premises after reentry; (iv) any increase in insurance premiums caused by the vacancy of the Premises, (v) the amount of any unamortized improvements to the Premises in connection with this Lease paid for by Landlord, (vi) the amount of any unamortized brokerage commission paid by Landlord in connection with the leasing of the Premises to Tenant; (vii) costs incurred in connection with collecting any money owed by Tenant or a substitute tenant, (viii) any other sum of money or damages owed by Tenant to Landlord or incurred by Landlord as a result of or arising from, Tenant’s breach of the Lease or Landlord’s exercise of its rights and remedies for such breach, (ix) any contractual or liquidated type or measures of damages specified in this Lease and (x) any other type of measure of damages recoverable for any particular breach under applicable law statute, ordinance or governmental rule or regulation. Landlord may file suit to recover any sums falling due under the terms of this Section 21.2(b) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(c) If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Tenant shall continue to be liable for all Rent and all other Damages, except to the extent otherwise provided under Section 21.3, and Landlord may (but shall not be obligated to) relet the Premises, or any part thereof, to a substitute tenant or tenants, for a period of time equal to or lesser or greater than the remainder of the Term of this Lease on whatever terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Notwithstanding any provision in this Section 21.2(c) to the contrary, Landlord may at (i) any time after reletting the Premises elect to exercise its rights under Section 21.2(b) for such previous breach; and (ii) upon the default of any substitute tenant or upon the expiration of the lease term of such substitute tenant before the expiration of the Term of this Lease, either relet to still another substitute tenant or exercise its rights under Section 21.2(b). For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary.

(d) Take any lawful self-help or judicial action, to the extent permitted by New Jersey statute, including using a master or duplicate key or changing or picking the locks and security devices, without having any civil or criminal liability therefor to (i) reenter the Premises, repossess the Premises and exclude Tenant and other occupants from the Premises, and/or (ii) make such payment or do such act as Landlord determines is necessary (without obligation to do so) to cure the Event of Default or otherwise satisfy Tenant’s obligations under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in connection with the foregoing actions, which expenses shall bear interest until paid at the Interest Rate, and that Landlord shall not be liable for any damages resulting to Tenant from such actions.

(e) Withhold or suspend payment that this Lease would otherwise require Landlord to make.

(f) Recover, but only if Tenant fails to pay Basic Rent, and Landlord terminates this Lease or Tenant’s right of possession with more than twelve (12) months remaining in the Term, liquidated rental damages for the period after any such termination equal to twelve (12) times the monthly Rent in lieu of any other contractual or legal measure of damages for Tenant’s non-payment of Basic Rent, and the parties agree that this is a reasonable estimate of Landlord’s damages for such a breach given the uncertainty of future market rental rates and the duration of any vacancy.

(g) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

21.3 Mitigation of Damages. Notwithstanding the foregoing, to the extent (but no further) Landlord is required by applicable law to mitigate damages, or is required by law to use efforts to do so, and such requirement cannot be lawfully and effectively waived, Tenant agrees that if Landlord markets the Premises in a manner substantially similar to the manner in which Landlord markets other space in the Building, then Landlord shall be deemed to have used commercially reasonable efforts to mitigate damages. Tenant shall continue to be liable for all Rent (whether accruing prior to, on or after the date of termination of this Lease or Tenant’s right of possession and/or pursuant to the holdover provisions of Article XX above) and Damages, except to the extent that Tenant receives any credit against unpaid Rent under Section 21.2(b) or pleads and proves by clear and convincing evidence that Landlord fails to exercise commercially reasonable efforts to mitigate damages to the extent required under this Section 21.3 and that Landlord’s failure caused an avoidable and quantifiable increase in Landlord’s damages for unpaid Rent. Without limitation to the foregoing, Landlord shall not be deemed to have failed to mitigate damages, or use efforts required by law to do so, because: (i) Landlord leases other space in the Building which is vacant prior to re-letting the Premises; (ii) Landlord refuses to relet the Premises to any Related Entity of Tenant, or any principal of Tenant, or any Related Entity of such principal; (iii) Landlord refuses to relet the Premises to any person or entity whose creditworthiness is not acceptable to Landlord in the exercise of its reasonable discretion; (iv) Landlord refuses to relet the Premises to any person or entity because the use proposed to be made of the Premises by such prospective tenant is not warehouse or general business office use of a type and nature consistent with that of the other tenants in the portions of the Building leased or held for lease for warehouse and general business office purposes as of the date Tenant defaults under this Lease (by way of illustration, but not limitation, manufacturing facilities, government offices, consular offices, doctor’s offices or medical or dental clinics or laboratories, or schools would not be uses consistent with that of other tenants in the Building), or such use would, in Landlord’s reasonable judgment, impose unreasonable or excessive demands upon the Building systems, equipment or facilities; (v) Landlord refuses to relet the Premises to any person or entity, or any affiliate of such person or entity, who has been engaged in litigation with Landlord or any of its affiliates; (vi) Landlord refuses to relet the Premises because the tenant or the terms and provisions of the proposed lease are not approved by the holders of any liens or security interests in the Building, or would cause Landlord to be in default of, or to be unable to perform any of its covenants or obligations under, any agreements between Landlord and any third party; (vii) Landlord refuses to relet the Premises because the proposed tenant is unwilling to execute and deliver Landlord’s standard lease form or such tenant requires improvements to the Premises to be paid at Landlord’s cost and expense; (viii) Landlord refuses to relet the Premises to a person or entity whose character or reputation, or the nature of such prospective tenant’s business, would not be acceptable to Landlord in its reasonable discretion; or (ix) Landlord refuses to expend any material sums of money to market the Premises in excess of the sums Landlord typically expends in connection with the marketing of other space in the Building.

21.4 No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No act, omission, reletting or re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease, shall be construed as an actual or constructive eviction of Tenant, or an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord.

21.5 Late Payment. If Tenant fails to pay any Rent within 5 days after such Rent becomes due and payable, Tenant shall pay to Landlord a late charge of 10% of the amount of such overdue Rent. Such late charge shall be deemed Rent and shall due and payable within ten (10) days after written demand from Landlord. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is not readily ascertainable. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises and/or Property. Acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

21.6 Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future law to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

21.7 Landlord’s Lien. To secure the payment of all Rent due and to become due hereunder and the faithful performance of all the other covenants of this Lease required by Tenant to be performed, Tenant hereby gives to Landlord an express contract lien on and security interest in all property, chattels, or merchandise which may be placed in the Premises and also upon all proceeds of any insurance which may accrue to Tenant by reason of damage to or destruction of any such property. All exemption laws are hereby waived by Tenant. This lien and security interest are given in addition to any Landlord’s statutory lien(s) and shall be cumulative thereto. Tenant authorizes Landlord to execute and file Uniform Commercial Code financing statements relating to the aforesaid security interest. If an Event of Default occurs, then Landlord will be entitled to exercise any or all rights and remedies under the Uniform Commercial Code, this Lease or by law and may sell any of the property described above at a public or private sale upon 10 days notice to Tenant, which notice Tenant stipulates is adequate and reasonable.

XXII. BROKER

Landlord recognizes Broker(s) as the sole broker(s) procuring this Lease and shall pay Broker(s) a commission therefor pursuant to a separate agreement between Broker(s) and Landlord. Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, agent finder or other person other than Broker(s) relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any and all loss, costs, damages or expenses (including, without limitation, all attorneys fees and disbursements) by reason of any claim of liability to or from any broker or person arising from or out of any breach of the indemnitor’s representation and warranty.

XXIII. ESTOPPEL CERTIFICATES

Tenant agrees, at any time and from time to time, as requested by Landlord, to execute and deliver to Landlord (and to any existing or prospective mortgage lender, ground lessor, or purchaser designated by Landlord), within ten (10) days after the request therefor, a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); certifying the dates to which the Rent has been paid; stating whether or not Landlord is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default; and stating whether or not any event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event. Any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by Landlord and by others with whom such party may be dealing, regardless of independent investigation. Tenant also shall include in any such statements such other information concerning this Lease as Landlord may reasonably request including, but not limited to, the amount of Basic Rent and Additional Rent under this Lease, and whether Landlord has completed all improvements to the Premises required under this Lease,

XXIV. ENVIRONMENTAL

24.1 Hazardous Material. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Property and/or Premises by Tenant or its Agents, except for such Hazardous Material as is necessary for Tenant’s business. Any Hazardous Material permitted on the Property and/or Premises as provided herein, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to such Hazardous Material. Title to Hazardous Materials will remain and be stored or disposed of solely in Tenant’s name. Tenant shall not release, discharge, leak or emit or permit to be released, discharged, leaked or emitted, any material into the atmosphere, ground, ground water, surface water, storm or sanitary sewer system or any body of water, any Hazardous Material or any other material (as is reasonably determined by Landlord or any governmental authority) which may pollute or contaminate the same or may adversely affect (a) the health, welfare or safety of persons, or (b) the condition, use or enjoyment of the Property and/or Premises, or any other real or personal property. At the commencement of the Lease Term and each year thereafter during the Lease Term, Tenant shall disclose to Landlord the names and approximate amounts of all Hazardous Material that Tenant intends to store, use or dispose of on the Property and/or Premises during such year. In addition, at the commencement of each year during the Lease Term, beginning with the second such year, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials that were actually used, stored or disposed of on the Property and/or Premises if such materials were not previously identified to Landlord at the commencement of the previous year.

24.2 Definition. As used herein, “Hazardous Material” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder (or any state counterpart to the foregoing statute); (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder (or any state counterpart to the foregoing statute); (c) any oil, petroleum products and their by-products; (d) asbestos; (e) polychlorobiphenyls (“PCB”); and (f) any substance that is or becomes regulated by any federal, state or local governmental authority.

24.3 Tenant’s Liability. Tenant hereby agrees that it shall be fully liable for all costs and expense related to the use, storage and disposal of Hazardous Material kept on the Property and/or Premises by Tenants, its agents, employees and/or contractors, and Tenant shall give immediate notice to Landlord of any violation or potential violation of the provisions of Section 24.1 above. Tenant shall defend, indemnify and hold Landlord and its Agents harmless from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including without limitation, attorneys’ and consultants’ fees, court costs and litigation expense) of whatever kind or nature, known or unknown contingent or otherwise, arising out of or in any way related to (a) the presence, disposal, release or threatened release of any such Hazardous Material by Tenant, its agents, employees and/or contractors, that is on, from or affecting the soil, water, vegetation, buildings, personal property, persons, animals or otherwise located on or around the Premises; (b) any personal injury (including wrongful death), property damage (real or personal) arising out of or related to such Hazardous Material by Tenant, its agents, employees and/or contractors; (c) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Material; (d) any violation of any laws applicable thereto by Tenant, its agents, employees and/or contractors; (e) a decrease in value of the Property and/or Premises, (f) damages caused by loss or restriction of rentable or usable space; and (g) damages caused by adverse impact on marketing of the space. Without limitation of the foregoing, if the Tenant causes or permits the presence of any Hazardous Materials on the Property and/or Premises which results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Property and/or Premises to the condition existing prior to the presence of any such Hazardous Material on the Property and/or Premises. Tenant shall first obtain Landlord’s approval for any such remedial action. The provisions of this Section 24.3 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein and shall survive the termination of this Lease.

24.4 Landlord’s Liability. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, losses and reasonable attorney’s fees to the extent caused by Landlord or its Agents and (i) arising out of or in connection with the existence of Hazardous Materials on the Property or Premises; or (ii) relating to any clean-up or remediation of the Property or Premises required under any applicable environmental laws. The obligations of Landlord under this Section 24.04 shall survive the Term of this Lease.

XXV. SIGNAGE

Except as expressly provided for in this Article XXV, no sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Property or the outside or the inside of the Building to the extent visible from the exterior of the Premises, Building or Property. Landlord shall provide, at Tenant’s expense; provided, however, Tenant shall have access to the Tenant Improvement Allowance (as defined in the Work Agreement) for payment of same, signage on the entry door to the Premises listing Tenant’s name and suite number in Building standard sign material and lettering. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay upon demand any and all expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate from the demand date.

XXVI. MISCELLANEOUS

26.1 Merger. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises, or statements, except to the extent that the same are expressly set forth in this Lease. All prior understandings and agreements between the parties are merged in this Lease (which includes the Exhibits attached hereto and made a part hereof), which alone fully and completely express the agreement of the parties. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

26.2 Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, if sent by Federal Express or other comparable delivery service, or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been received upon the earlier of receipt or, if mailed by certified mail, 3 days after such mailing:

If to Landlord:	US INDUSTRIAL REIT II
c/o USAA Real Estate Company
9830 Colonnade Blvd., Suite 600
San Antonio, Texas 78230-2239
Attention: VP - Portfolio Management

With a copy to:	USAA Real Estate Company
9830 Colonnade Blvd., Suite 600.
San Antonio, Texas 78230-2239
Attention: VP - Real Estate Counsel

The Flynn Company
1621 Wood Street
Philadelphia, PA 19103
Attention: Property Manager

If to Tenant:	DS Distribution, Inc.
411 108th Avenue NE, Suite 1400
Bellevue, WA 98004
Attention: Nathan Garnett, GC

With a copy to:	Pepper Hamilton, LLP
Suite 400
301 Carnegie Center
Princeton, NJ 08543
Attention: Andrea M. David, Esq.

26.3 Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

26.4 Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. However, the obligations of Landlord shall not be binding upon Landlord herein named with respect to any period subsequent to the conveyance and transfer of its entire interest in the Building, as owner thereof, and in the event of such conveyance and transfer, said obligations shall thereafter be binding upon each transferee, and Tenant waives all rights and causes of action Tenant may then have, as against the Landlord herein named. Submission of this instrument by Landlord to Tenant for examination shall not bind Landlord in any manner, and no lease, option, agreement to lease or other obligation of Landlord shall arise until the instrument is signed by, and delivered to, both Landlord and Tenant. Notwithstanding anything to the contrary in this Lease, the liability of Landlord hereunder and any recourse by Tenant against Landlord shall be limited solely and exclusively to an amount equal to the interest of Landlord in the Property, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor.

26.5 Recordation of Lease. Tenant shall not record or file this Lease in the public records of any county or state.

26.6 Survival of Obligations. Upon the Expiration Date or other termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for any payment hereunder which shall have accrued to, or with respect to, any period ending at the time of expiration or other termination of this Lease shall survive the Expiration Date or other termination of this Lease.

26.7 Prorations. Any apportionments or prorations of Rent to be made under this Lease shall be computed on the basis of a year containing three hundred sixty (360) days, consisting of twelve (12) months of thirty (30) days each.

26.8 Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Project is located. If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

26.9 Time. Time is of the essence of this Lease and in the performance of all obligations hereunder. If the time for performance hereunder falls on a Saturday, Sunday or a day which is recognized as a holiday in the state in which the Project is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in the state in which the Project is located.

26.10 Authority of Tenant.

(a) If Tenant signs as a corporation, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing corporation, in good standing, qualified to do business in the district in which the Project is located, that the corporation has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the corporation. Tenant further agrees that it shall provide Landlord with a secretary’s certificate from the secretary of said corporation certifying as to the above in the form of EXHIBIT C attached hereto and made a part hereof.

(b) If Tenant signs as a partnership or limited liability company, the person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed, validly existing partnership or limited liability company, as applicable, qualified to do business in the applicable state, that the partnership or limited liability company, as applicable, has full power and authority to enter into this Lease, and that he or she is authorized to execute this Lease on behalf of the partnership or limited liability company, as applicable. Tenant further agrees that it shall provide Landlord with an authorization from the partnership or limited liability company, as applicable, certifying as to the above in a form acceptable to Landlord.

26.11 Security. Landlord makes no representation or warranty regarding security at the Property, the Building or the Project. If Tenant requests security services and Landlord approves such services, Tenant shall pay the cost of all such security services.

26.12 Financial Reports. Prior to the execution of this Lease by Tenant and thereafter within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant, or, failing those, Tenant’s internally prepared financial statements, certified by Tenant.

26.13 Rules and Regulations. Tenant and its Agents shall at all times abide by and observe the Rules and Regulations set forth in Exhibit D and any amendments thereto that may reasonably be promulgated from time to time by Landlord for the operation and maintenance of the Project and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Project. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other Project lease. If there is any inconsistency between this Lease (other than Exhibit D) and the then current Rules and Regulations, this Lease shall govern.

26.14 Force Majeure. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstances arising out of (a) Landlord failing to fulfill, or delaying in fulfilling any of its obligations under this Lease by reason of fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor; or any other cause whether similar or dissimilar to the foregoing; or (b) any failure or defect in the supply, quantity or character of electricity, gas, steam or water furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s reasonable control. Tenant shall not hold Landlord liable for any latent defect in the Premises or the Building nor shall Landlord be liable for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, which may leak or flow from any part of the Building, or from the pipes, appliances or plumbing work of the same. Tenant agrees that under no circumstances shall Landlord be liable to Tenant or any third party for any loss of, destruction of, damage to or shortage of any property; including, by way of illustration and not limitation, equipment, goods or merchandise, including Tenant’s Property placed on the Premises or suffered to be placed thereon by Tenant, it being the intention of the parties hereto that the risk of any and all such loss, destruction, damage or shortage shall be borne by Tenant.

26.15 Waiver of Jury Trial. Landlord and Tenant each waive trial by jury in connection with proceedings or counterclaims brought by either of the parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

26.16 Attorneys’ Fees. If either Landlord or Tenant commences or engages in any legal action or proceeding against the other party (including, without limitation, litigation or arbitration) arising out of or in connection with the Lease, the Premises, the Property or the Project (including, without limitation (a) the enforcement or interpretation of either party’s rights or obligations under this Lease (whether in contract, tort, or both) or (b) the declaration of any rights or obligations under this Lease), the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, together with any costs and expenses, incurred in any such action or proceeding, including any attorneys’ fees, costs, and expenses incurred on collection and on appeal.

26.17 Intentionally Deleted.

26.18 Landlord’s Fees. Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord’s costs incurred in reviewing the proposed action or consent, including, without limitation, attorneys’, engineers’ or architects’ fees, not to exceed $1,000 per review, within 10 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

26.19 Light, Air or View Rights. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building and Project shall not affect this Lease, abate any payment owed by Tenant hereunder or otherwise impose any liability on Landlord.

26.20 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

26.21 Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its Agents shall not intentionally or voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building, the Premises or the Project, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

26.22 Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that: (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (ii) the term “Tenant” as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to the exercise of any options hereunder, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted.

26.23 Notice of Lease Term Dates. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute the Notice of Lease Term Dates, the form of which is attached hereto as Exhibit E and made a part hereof.

26.24 Anti-Terrorism. Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its owners or affiliates currently are, or shall be at any time during the term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); (ii) neither Tenant nor any of its owners, affiliates, investors, officers, directors, employees, vendors, subcontractors or agents is or shall be during the term hereof a “Prohibited Person” which is defined as follows: (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, and (2) a person or entity who is identified as or affiliated with a person or entity designated as a terrorist, or associated with terrorism or money laundering pursuant to regulations promulgated in connection with the USA Patriot Act; and (iii) Tenant has taken appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented appropriate procedures to assure its continued compliance with such laws. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord, it officers, directors, agents and employees, from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants. At any time and from time-to-time during the term, Tenant shall deliver to Landlord within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this paragraph.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

US INDUSTRIAL REIT II	DS DISTRIBUTION, INC.
a Texas real estate investment trust	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title: